Exhibit 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 31st day of December, 2006 (the "Effective Date") by and between Immunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the "Company"), and Cynthia L. Sullivan (the "Executive").

         WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer, pursuant to an Employment Agreement between the Company and Executive, dated March 10, 2001 (the "Prior Employment Agreement");

         WHEREAS, on June 14, 2006, the Company extended the term of the Prior Employment Agreement through December 31, 2006;

         WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations;

         WHEREAS, the Company recognizes that the Executive's contributions have been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company;

         WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer, and the Executive desires to continue to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and the Executive have agreed that this Agreement will supercede and replace the Prior Employment Agreement as of the Effective Date.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.1 Term. The term of this Agreement (the "Term") shall begin as of the Effective Date and shall terminate on the day immediately prior to the second anniversary of the Effective Date, unless sooner terminated by either party as hereinafter provided; provided, however, that the Term shall automatically be extended for successive one-year periods on the second anniversary of the Effective Date and on each subsequent anniversary thereof unless, not later than 180 days preceding the date of any such extension, either party gives the other party written notice of such party's intention not to further extend the Term. If the Company elects not to renew the Agreement, the Agreement will continue in effect according to its terms until the end of the then current Term, at which time the Agreement shall terminate, with the exception of the Executive's obligations set forth in Sections 4, 5, 6 and 7. The expiration or non-renewal of this Agreement shall be deemed a termination of the Executive's employment for purposes of this Agreement, including a termination without Cause for purposes of Section 2.

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         1.2      Duties and Responsibilities. Commencing on the Effective Date,
Executive shall continue to serve as the President and Chief Executive Officer of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company's Board of Directors (the "Board").

         1.3 Extent of Service. Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

         1.4 Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary") at the annual rate of $532,000, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive's Base Salary shall be reviewed annually for appropriate increases by the Board or Compensation Committee of the Board (the "Compensation Committee") pursuant to the normal performance review policies for senior level executives.

         1.5 Annual Bonus. During the Term, the Executive shall be eligible to participate in the Company's incentive compensation plan in place from time to time for its senior level executives generally, at levels determined by the Compensation Committee. The Company reserves the right to amend or rescind the incentive compensation plan at any time in its discretion. In connection with Executive's participation in the incentive compensation plan, the Executive shall be eligible to receive an annual discretionary bonus. The amount of the annual discretionary bonus, if any, will be determined by the Compensation Committee in its discretion, based on the Executive's individual performance and Company performance as determined by the Compensation Committee. The Executive's annual bonus target is 30% of Base Salary, subject to achievement of performance goals to be established by the Compensation Committee, with a potential payout from 0 to 150% of the target amount depending upon achievement of the performance goals. The discretionary annual bonus, if any, will be determined as of the end of each fiscal year during the Term and shall be payable as soon as practicable after the end of each fiscal year to which the bonus relates, but in no event, later than 2-1/2 months after the end of such fiscal year, except as provided in Section 2. Except as otherwise specifically provided in Section 2, to be eligible to receive an annual bonus, or any portion thereof, the Executive must be employed by the Company both at the time the amount of the annual bonus, if any, is determined, and at the time the annual bonus, if any, is to be paid.

         1.6 Equity Compensation. During the Term, pursuant to the terms and conditions of the Company's 2006 Stock Incentive Plan or any successor equity compensation plan as may be in place from time to time, the Executive shall be eligible to receive, from time to time, awards in amounts, and subject to such terms, conditions and restrictions, as determined by the Compensation Committee in its sole discretion. Awards granted to the Executive, if any, shall be subject to the terms and conditions established within the Company's 2006 Stock Incentive Plan (as amended from time to time) or any successor equity compensation plan as may be in place from time to time, as applicable, and the separate option agreement, restricted stock purchase agreement or stock award agreement between the Company and the Executive that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of stock options; and the restricted period and/or other restrictions such as performance objectives relating to stock awards).

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         1.7      Retirement and Welfare Plans. During the Term, Executive shall participate in employee retirement and welfare benefit plans made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

         1.8 Reimbursement of Expenses; Vacation. During the Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to six (6) weeks of vacation in accordance with the Company's pay for time not worked policies.

         1.9 Perquisites. During the Term, Executive shall also be provided with executive fringe benefits and perquisites under the same terms as those made available to the Company's senior level executives as a group, as such programs may be in effect from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any fringe benefits or perquisites from time to time as the Company deems appropriate.

2.       Termination. Executive's employment shall terminate upon the occurrence
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of any of the following events:

         2.1 Termination Without Cause or Resignation for Good Reason Before A Change of Control.

                  (a) The Company may remove Executive at any time without Cause (as defined in Section 2.9) from the position in which Executive is employed hereunder upon not less than 30 days' prior written notice to Executive. The Company shall have discretion to terminate Executive's employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 2.9), upon not less than 30 days' prior written notice of such resignation.

                  (b) If Executive's employment terminates as described in subsection (a) above and Executive executes and does not revoke a written release upon such removal, in a form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (the "Release"), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

                           (i)      Executive shall receive severance payments
in an amount equal to 2.00 times Executive's annual Base Salary at the rate in effect at the time of Executive's termination, plus target bonus established for the fiscal year in which the date of termination occurs. The severance amount shall be paid in equal monthly installments over the 24-month period following Executive's termination of employment.

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                           (ii)     The Company shall pay the monthly COBRA
medical insurance cost (less any required employee payments calculated as if Executive had continued to be an employee) if Executive continues medical coverage under COBRA, for Executive, and, where applicable, her spouse and dependents, during the 24-month period following Executive's termination date. The Executive may elect COBRA continuation coverage according to the terms of the Company's applicable medical plan for the period permitted under such plan.

                           (iii)    Executive shall receive any benefits accrued
in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive's actual period of service during such fiscal year) without regard to the last sentence of Section 1.5.

                           (iv)     Except as otherwise required by Section
2.10, the benefits described in subsections (i) and (ii) above shall begin within 30 days after Executive's termination date (or at the end of the revocation period for the Release, if later). The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

                           (v)      Executive agrees that if Executive fails to
comply with Section 4, 5, 6 or 7 below, all payments under this Section 2.1 shall immediately cease.

         2.2 Termination Without Cause or Resignation for Good Reason After A Change of Control.

                  (a) If a Change of Control occurs and the Company terminates Executive's employment without Cause at any time upon or after a Change of Control or Executive resigns for Good Reason (as defined in Section 2.9) upon or at any time during the one-year period following the Change of Control, this Section 2.2 shall apply.

                  (b) If Executive's employment terminates as described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

                           (i)      Executive shall receive a lump sum severance
payment in an amount equal to 3.00 times the sum of Executive's annual Base Salary at the rate in effect at the time of Executive's termination and Executive's target bonus for the calendar year in which the date of termination occurs;

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                           (ii)     For a period of thirty-six (36) months
following the Executive's date of termination, Executive shall continue to receive the medical and dental coverage in effect on Executive's date of termination (or generally comparable coverage) for Executive and, where applicable, Executive's spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health continuation coverage period under section 4980B of the Code shall run concurrently during the thirty-six (36) month period.

                           (iii)    Executive shall receive any benefits accrued
in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive's actual period of service during such fiscal year) without regard to the last sentence of Section 1.5.

                           (iv)     Except as otherwise required by Section
2.10, the lump sum payment described in subsection (i) shall be made, and the monthly payments described in subsection (ii) above shall begin, within 30 days after Executive's termination date (or at the end of the revocation period for the Release, if later). The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

                  (c) Notwithstanding any provision to the contrary in the Company's 2006 Stock Incentive Plan or any applicable plan, program or agreement, upon the occurrence of a Change of Control, all stock options, restricted stock and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options held by the Executive shall remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of twenty-four (24) months following the end of the remaining balance of the Term of the Agreement; provided, however, that in no event will the option be exercisable (a) beyond its original term; or (b) beyond the extension period permitted under Section 409A of the Code.

                  (d) Notwithstanding any provision to the contrary in any applicable plan, program or agreement providing for supplemental retirement benefits or deferred compensation, upon the occurrence of a Change of Control, Executive's accrued benefit under such plans, programs or agreements shall become fully vested on the date on which the Change in Control occurs, and shall be immediately payable on the Executive's date of termination, unless the Executive has made a valid election under such plan, program or agreement to defer payment of such accrued benefits.

                  (e) Executive agrees that if Executive materially breaches Section 4, 5, 6 or 7 below, all payments and benefits under this
Section 2.2 shall immediately cease.

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         2.3      Increase in Payments Upon a Change of Control.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on Executive's termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (b) All determinations to be made under this Section 2.3 shall be made by the Company's independent public accountant immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Executive before the date of the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive's termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

                  (c) The Company shall pay the Gross-Up Payment as and when the related excise tax under section 4999 of the Code ("Excise Tax") is incurred. The Gross-Up Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable. If required in order to comply with Section 409A of the Code, (i) the Gross-Up Payment attributable to Payments other than severance compensation shall be paid in a lump sum payment upon the closing of the Change of Control, subject to Section 2.10 below, if applicable, and (ii) the Gross-Up Payment attributable to severance compensation shall be paid in a lump sum payment on the first day on which severance compensation is paid. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax ("Payment Date"), the Company shall pay to the Employee by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Employee the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the Payment Date.

                  (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 2.3 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 2.3, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         2.4 Voluntary Termination. Executive may voluntarily terminate Executive's employment for any reason upon 30 days' prior written notice. In such event, after the effective date of such termination, except as provided in
Section 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

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         2.5      Disability. The Company may terminate Executive's employment if Executive has been unable to perform the material duties of Executive's employment for a period of 90 days in any 12-month period because of physical or mental injury or illness ("Disability"); provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate Executive's employment. Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive's employment for Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive's actual period of service during such fiscal year) without regard to the last sentence of Section 1.5.

         2.6 Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any benefits accrued under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. In addition, Executive shall be entitled to the annual bonus, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive's actual period of service during such fiscal year) without regard to the last sentence of Section 1.5.

         2.7 Cause. The Company may terminate Executive's employment at any time for Cause (as defined in Section 2.9) upon written notice to Executive, in which event all payments under this Agreement shall cease. Executive shall be entitled to any benefits accrued before Executive's termination in accordance with the terms of any applicable benefit plans and programs of the Company.

         2.8 Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and
(iii) specify the termination date in accordance with the requirements of this Agreement.

         2.9      Definitions.

                  (a) "Cause" shall mean any of the following grounds for termination of Executive's employment:

                           (i)      Executive shall have been convicted of a
felony, or enters in a plea of guilty or nolo contendere with respect thereto;

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                           (ii)     Executive intentionally and continually
fails to perform Executive's reasonably assigned material duties to the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

                           (iii)    Executive causes material, intentional,
wrongful damage to the property of the Company;

                           (iv)     Executive engages in public conduct that is
harmful to the reputation of the Company;

                           (v)      Executive engages in willful misconduct in
the performance of Executive's duties; or

                           (vi)     Executive materially breaches Sections 4, 5,
6 or 7 below.

                  (b)      "Change of Control" shall mean:

                           (i)      A merger, consolidation or reorganization
approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or

                           (ii)     The sale, transfer or other disposition of
all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort, other than a sale, transfer or disposition to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such transaction;

                           (iii)    Any transaction or series of related
transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders; or

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                           (iv)     A change in the composition of the Board
over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

                           (v)      The liquidation or winding up of the
Company's business;

                           (vi)     Any other transaction or event which
constitutes a "change in control" for purposes of the Company's 2006 Stock Incentive Plan;

                           (vii)    Any event or transaction that a majority of
the Incumbent Directors who are "independent directors" (as such term is defined under the Marketplace Rules of the National Association of Securities Dealers, Inc.) determine to be a "Change of Control."

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive's physical or mental incapacity or as described in the last sentence of this subsection (c):

                           (i)      A reduction in Executive's Base Salary;

                           (ii)     The material diminution of the Executive's
duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities inconsistent with her position as President and Chief Executive Officer; or

                           (iii)    The Company requires that Executive's
principal office location be moved to a location more than 50 miles from Executive's principal office location immediately before the change.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within 15 days after the event giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive's notice of termination, within 30 days after the date on which Executive gives written notice of termination.

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         2.10     Required Postponement for Specified Executives.

                  (a) If Executive is considered a Specified Executive (as defined below) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to
Section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated postponed amounts, with accrued interest as described below, shall be paid in a lump sum payment within five days after the end of the six month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A, with accrued interest as described in subsection (b) below, shall be paid to the personal representative of Executive's estate within 60 days after the date of Executive's death.

                  (b) If payment of any amounts under this Agreement is required to be delayed pursuant to section 409A of the Code, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at an annual rate equal to the rate published in the Wall Street Journal as the "prime rate" as of Executive's date of termination.

                  (c) The term "Specified Executive" means an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under Section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Executives as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Executives, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

3.       Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or
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limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4.       Confidentiality. Executive agrees that Executive's services to the
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Company and its subsidiaries and any successors or assigns (collectively, the
"Employer") were and are of a special, unique and extraordinary character, and that Executive's position places Executive in a position of confidence and trust with the Employer's customers and employees. Executive also recognizes that Executive's position with the Employer will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Employer's legitimate business interest to restrict Executive's use of Confidential Information for any purposes other than the discharge of Executive's employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer's competitors and to the detriment of the Employer. Accordingly, Executive agrees as follows:

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         (a)      Executive will not at any time, whether during or after the termination of Executive's employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) ("Confidential Information"), except as may be required in the ordinary course of performing Executive's duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

         (b) The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or
(iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

         (c) Further, Executive agrees that during Executive's employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer. Executive further agrees that Executive shall not, after the termination of Executive's employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive's employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

         (d) Executive agrees that upon the termination of Executive's employment with the Employer, Executive will not take or retain without written authorization any documents, files or other property of the Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive's possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive's employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive's employment with the Employer.

5.       Intellectual Property.
         ---------------------

                  (a) If at any time or times during Executive's employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or
(iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

                  (b) Upon disclosure of each Development to the Employer, Executive will, during Executive's employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

                           (i)      to apply for, obtain and vest in the name of
the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                           (ii)     to defend any opposition proceedings in
respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

                  (c) In the event the Employer is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and on Executive's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6.       Non-Competition. While Executive is employed at the Employer and for a
         ---------------
period of two (2) years after termination of Executive's employment (for any reason whatsoever, whether voluntary or involuntarily), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Employer in the field of therapeutic antibodies for cancer. The foregoing prohibition shall not prevent Executive's employment or engagement after termination of Executive's employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer during Executive's employment with the Employer. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7.       Non-Solicitation. While Executive is employed at the Employer and for a
         ----------------
period of two (2) years after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive will not:

                  (a) directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by the Employer or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

                  (b) directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation).

8.       General Provisions.
         ------------------

                  (a) Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6 and 7 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Employer competes worldwide, and that Executive's access to Confidential Information makes it necessary for the Employer to restrict Executive's post-employment activities in any market in which the Employer competes, and in which Executive's access to Confidential Information and other proprietary information could be used to the detriment of the Employer. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

                  (b) Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, and 7 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the State of New Jersey having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

                  (c) Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

                  (d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, and 7 hereof.

9.       Survivorship. The respective rights and obligations of the parties
         ------------
under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

10.      Mitigation. Executive shall not be required to mitigate the amount of
         ----------
any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11.      Notices. All notices and other communications required or permitted
         -------
under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

                  Immunomedics, Inc.
                  300 American Road
                  Morris Plains, NJ 07950

         If to Executive, to:

                  Cynthia L. Sullivan

                  -------------------

                  -------------------
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.      Contents of Agreement; Amendment and Assignment.
         -----------------------------------------------

                  (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes any and all prior agreements, including the Prior Employment Agreement, and understandings concerning Executive's employment by the Company and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13.      Severability. If any provision of this Agreement or application thereof
         ------------
to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14.      Remedies Cumulative; No Waiver. No remedy conferred upon a party by
         ------------------------------
this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.      Withholding. All payments under this Agreement shall be made subject to
         -----------
applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided by Section 2.3, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16.      Miscellaneous. This Agreement may be executed in counterparts, each of
         -------------
which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17.      Governing Law. This Agreement shall be governed by and interpreted
         -------------
under the laws of the State of New Jersey without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

18.      Section 409A of the Code. This Agreement is intended to comply with
         ------------------------
Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by
Section 409A of the Code, to the extent applicable.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                                  IMMUNOMEDICS, INC.


                                                  By:    /s/ Gerard G. Gorman
                                                         -----------------------
                                                  Name:  Gerard G. Gorman
                                                  Title: Senior Vice President,
                                                         Finance and Business
                                                         Development, and
                                                         Chief Financial Officer

                                                  EXECUTIVE

                                                  /s/ Cynthia L. Sullivan
                                                  ------------------------------
                                                  Cynthia L. Sullivan